Expedia Group Withdraws 2020 Guidance Due to COVID-19 Impact

SEATTLE, WA - March 13, 2020 – Expedia Group, Inc. (NASDAQ: EXPE) announced today that it is withdrawing its full-year 2020 Adjusted EBITDA guidance due to the growing impact from the COVID-19 outbreak and the resulting uncertainty on travel trends. With the outbreak spreading significantly since Expedia’s fourth quarter earnings call on February 13, 2020, we now expect the negative impact in the first quarter related to COVID-19 to be in excess of the $30-$40 million range provided at that time.

“As COVID-19 has rapidly spread from Asia to Europe and North America over the past few weeks, travel trends have continued to worsen. It remains difficult to predict how long this pandemic will persist, and given the lack of visibility on our trends we’ve decided to withdraw our 2020 guidance,” said Chairman Barry Diller and Vice Chairman Peter Kern.

Diller and Kern added, “During this time, we continue to focus on operating efficiently and remain on track to reach run-rate cost savings of $300-$500 million by the end of the year. We’re also prudently managing our strong balance sheet and have suspended share repurchases to provide additional flexibility as we navigate this situation. Additionally, we are focused on ensuring the health and safety of our customers and employees, and working closely with our partners to manage through these unfortunate circumstances.”

Forward-Looking Statements
This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements are based on assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict, including the Risk Factors identified in our most recently filed annual report on Form 10-K. The use of words such as “believe,” “estimate,” “expect” and “will,” or the negative of these terms or other similar expressions, among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, readers should carefully review the reports and documents we file or furnish from time to time with the Securities and Exchange Commission, particularly our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

About Expedia Group
Expedia Group (NASDAQ: EXPE) is the world's travel platform. We help knock down the barriers to travel, making it easier, more enjoyable, more attainable and more accessible. We are here to bring the world within reach for customers and partners around the globe. We leverage our platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people and the delivery of travel experiences on both a local and global basis. Our family of travel brands includes: Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, Expedia® CruiseShipCenters®, Classic Vacations®, Traveldoo®, VacationRentals.com and SilverRail™.

© 2020 Expedia, Inc. All rights reserved. Trademarks and logos are the property of their respective owners. CST: 2029030-50

SOURCE Expedia Group

For further information: Investor Relations, (425) 679-3759, ir@expedia.com; Corporate Communications, (425) 679-4317, press@expedia.com